AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF

FARMER BROS. CO.


The undersigned certify that:

1.	They are the president and the secretary, respectively, of Farmer Bros.
Co., a California corporation.

2. The Articles of Incorporation of the corporation are hereby amended and restated to read as follows:

"FIRST:  The name of this corporation is Farmer Bros. Co.

SECOND: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD: The name and address in the State of California of the corporation's agent for service of process is:

Corporation Service Company -
The Prentice Hall Corporation System, Inc.
2730 Gateway Oaks Drive, Suite 100
Sacramento, CA 95833

FOURTH: The total number of shares of stock which the Corporation is authorized to issue shall be Three Million (3,000,000) shares, all of which shall be designated as common stock.

FIFTH:
Section 1.	The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Section 2.	The corporation is authorized to provide indemnification of
agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California corporations Code, subject only to the limits set forth in Section 204(a)(11) of the California Corporations Code with respect to actions for breach of duty to the corporation or its shareholder. The corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code, provided that, in cases where the corporation owns all or a portion of the shares of the company issuing the insurance policy, the company and /or the policy must meet one of the conditions set forth in
Section 317, as amended.

Section 3.	Any repeal or modification of the foregoing provisions of this
Article FIFTH by the shareholders of the corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of such repeal or modification."

3. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the board of directors.

4.	The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902, of the California Corporations Code. The total number of outstanding shares of the corporation is 1,926,414. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth herein are true and correct of our own knowledge.


DATED:12/31/01

/s/ Roy E. Farmer

ROY E. FARMER, President


/s/ John E. Simmons

JOHN E. SIMMONS, Secretary